Exhibit 99.3

CARE CAPITAL PROPERTIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2017, for the Three Months Then Ended and for the Year Ended December 31, 2016

On April 28, 2017, Care Capital Properties, Inc. (“CCP”) completed the acquisition of six behavioral health hospitals from affiliates of Signature Healthcare Services, LLC (“SHS”) for $378.6 million in cash.  The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition as if it had occurred on March 31, 2017, in the case of the unaudited pro forma condensed consolidated balance sheet, or on January 1, 2016, in the case of the unaudited pro forma condensed consolidated statements of income.  Explanations or details of the pro forma adjustments are contained in the notes to the unaudited pro forma condensed consolidated financial statements.

The following unaudited pro forma condensed consolidated financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not purport to reflect the results that CCP may achieve in future periods or the historical results that would have been achieved had the above transactions been completed on the dates noted above.

The unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with CCP’s historical consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2017

(In Thousands)

	CCP Historical	SHS Acquisition Adjustments		Pro Forma
		A
Assets
Net real estate investments	$2,486,586	$382,001	1, 2	$2,868,587
Loans receivable, net	61,522	—		61,522
Cash	17,891	—		17,891
Restricted cash	64,396	(64,396)	2	—
Goodwill	123,884	—		123,884
Other assets	78,172	—		78,172
Total assets	$2,832,451	$317,605		$3,150,056

Liabilities and equity
Liabilities:
Term loans, senior notes and other debt	$1,477,591	$304,137	2	$1,781,728
Tenant deposits	43,470	10,693	2	54,163
Lease intangible liabilities, net	99,027	—		99,027
Dividends payable	—	—		—
Accounts payable and other liabilities	25,160	2,774	2	27,934
Deferred income taxes	1,766	—		1,766
Total liabilities	1,647,014	317,605		1,964,619

Commitments and contingencies

Equity:
Preferred stock	—	—		—
Common stock	841	—		841
Additional paid-in capital	1,274,079	—		1,274,079
Dividends in excess of net income	(102,752)	—		(102,752)
Treasury stock	(488)	—		(488)
Accumulated other comprehensive income	12,471	—		12,471
Total common stockholders’ equity	1,184,151	—		1,184,151
Noncontrolling interest	1,286	—		1,286
Total equity	1,185,437	—		1,185,437
Total liabilities and equity	$2,832,451	$317,605		$3,150,056

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Three Months Ended March 31, 2017

(In Thousands)

	CCP Historical	SHS Acquisition Adjustments		Pro Forma
		B
Revenues:
Rental income, net	$78,221	$3,281	1	$81,502
Income from investments in direct financing lease and loans	1,946	—		1,946
Real estate services fee income	1,226	—		1,226
Interest and other income	323	—		323
Net gain on lease termination	1,115	—		1,115
Total revenues	82,831	3,281		84,997

Expenses:
Interest	15,185	1,528	2	16,713
Depreciation and amortization	24,896	2,746	3	27,642
General, administrative and professional fees	8,729	—		8,729
Deal costs	197	—		197
Other expenses, net	913	—		913
Total expenses	49,920	4,274		54,194

Income before income taxes, real estate dispositions and noncontrolling interests	32,911	(993)		31,918
Income tax expense	(239)	—		(239)
Gain on real estate dispositions	32,245	—		32,245
Net income	64,917	(993)		63,924
Net income attributable to noncontrolling interests	8	—		8
Net income attributable to common stockholders	$64,909	$(993)		$63,916

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2016

(In Thousands)

	CCP Historical	SHS Acquisition Adjustments		Pro Forma
		B
Revenues:
Rental income, net	$325,464	$13,122	1	$338,586
Income from investments in direct financing lease and loans	6,474	—		6,474
Real estate services fee income	6,595	—		6,595
Interest and other income	2,073	—		2,073
Net gain on lease termination	7,298	—		7,298
Total revenues	347,904	13,122		353,728

Expenses:
Interest	50,168	6,110	2	56,278
Depreciation and amortization	107,561	10,986	3	118,547
Impairment on real estate investments and goodwill	21,794	—		21,794
General, administrative and professional fees	34,827	—		34,827
Deal costs	3,086	—		3,086
Loss on extinguishment of debt	5,461	—		5,461
Other expenses, net	4,384	—		4,384
Total expenses	227,281	17,096		244,377

Income before income taxes, real estate dispositions and noncontrolling interests	120,623	(3,974)		116,649
Income tax expense	(752)	—		(752)
Gain on real estate dispositions	2,894	—		2,894
Net income	122,765	(3,974)		118,791
Net income attributable to noncontrolling interests	22	—		22
Net income attributable to common stockholders	$122,743	$(3,974)		$118,769

NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

A.

1.              CCP accounted for the acquisition as an asset acquisition and recorded the cost of the property acquired among tangible and recognized intangible assets and liabilities based upon their estimated fair values as of the acquisition date.  The purchase price allocation adjustments are preliminary and have been made for the purpose of preparing these unaudited pro forma condensed consolidated financial statements.

2.              The properties were acquired for $382.0 million, including $3.4 million of related acquisition costs.  CCP funded the acquisition with borrowings under its revolving credit facility and funds previously held as restricted cash.  In addition, the tenants deposited $10.7 million of cash as security pursuant to the terms of the lease and for other tenant escrows and prepaid approximately $2.8 million of May rent, which is reflected as other liabilities.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

B.

1.              Rental income consists of the rent received from the SHS-affiliated tenants of the behavioral health hospitals.  The rental income is not indicative of CCP’s future rental income from the acquired assets because the historical lease arrangements between the seller and its affiliated tenants may not represent market rates.  Concurrent with the acquisition, CCP entered into a long-term triple-net lease with affiliates of SHS at an initial contractual annual base rent of $30.3 million. The future rental income is not reflected in the pro forma condensed consolidated statements of income for the three months ended March 31, 2017 and for the year ended December 31, 2016.

2.              Interest expense was estimated on borrowings under the revolving credit facility to acquire the assets.  CCP’s unsecured revolving credit facility bears interest at LIBOR plus a spread of 1.30%.  The average underlying variable rate (1 month LIBOR), as used in the pro forma adjustments, was 0.70912%.

3.              Amount represents the estimated depreciation and amortization of the building and related improvements, leasing commissions and in place lease intangibles resulting from the preliminary estimated purchase price.  The building and site improvements are being depreciated on a straight-line basis over their estimated useful life of up to 35 years.  The in place lease intangible is amortized on a straight-line basis over the term of the lease.